                                                               EXHIBIT 99.(c)(3)

                    THE AMENDED AND RESTATED ESCROW AGREEMENT

         This Amended and Restated Escrow Agreement (this "Agreement") is dated as of February 23, 1998, by and among Prometheus Senior Quarters, LLC (the "Parent"), Prometheus Acquisition Corp. (the "Merging Corporation"), Kapson Senior Quarters Corp. (the "Company"), Glenn Kaplan, Wayne L. Kaplan and Evan A. Kaplan, d/b/a G.W.E. Partnership, (each, a "Partner", and collectively, the "Partners") and Harris Trust and Savings Bank, an Illinois banking corporation (the "Escrow Agent").

                                    RECITALS

         WHEREAS, Parent, Merging Corporation, Company, Partners and Escrow Agent (collectively, the "Parties") entered into that certain Escrow Agreement, dated as of September 30, 1997 (the "Prior Escrow Agreement") relating to an Agreement and Plan of Merger, dated as of September 30, 1997 among Parent, Merging Corporation and Company (the "Merger Agreement"), pursuant to which the Merging Corporation was to merge with and into Company (the "Merger");

         WHEREAS, Parent, Merging Corporation and Company amended and restated the Merger Agreement as of February 23, 1998 (the "Restated Merger Agreement") to provide for a tender offer by Merging Corporation for all of the outstanding shares of Common Stock, par value $.0l per share and $2.00 convertible exchangeable preferred stock of the Company;

         WHEREAS, the Parties contemplate establishing an escrow to give Company recourse in the event that the Partners or any Partner licensed to operate any facility (each a "Facility" and collectively, the "Facilities") listed on Exhibit A hereto, incorporated herein by this reference (but including only the licensed portion of each facility if the entire facility is not licensed), were to lose their or his operating certificate or cause any Facility to be without a licensed operator (to the extent, for Facilities that have not yet received such certificates, that such operating certificates were obtained) due to a breach by any of the Partners of his respective obligations (a "License Loss Breach") under (i) an employment agreement with the Company, (ii) any Management Agreement relating to a Facility, (iii) the Operating Agreement relating to a Facility, or (iv) the Letter Agreement, dated as of September 30, 1997, as amended and restated as of February 23, 1998, from Kapson Senior Quarters Corp. to Prometheus Senior Quarters, LLC and Prometheus Acquisition Corp. (the "Escrow Side Letter" and collectively, the "Ancillary Agreements");

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the Parties hereby agree as follows:

         1. DEFINED TERMS. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Restated Merger Agreement.

         2. APPOINTMENT OF ESCROW AGENT. Parent, Merging Corporation, Company and Partners hereby appoint the Escrow Agent as the escrow agent under this Agreement, and the Escrow Agent hereby accepts such appointment.

         3. COMPENSATION. Parent shall compensate the Escrow Agent for its services hereunder in an amount as is reasonable and customary for such services.

         4. ESTABLISHMENT OF ESCROW. The Parties agree that $6,000,000 of funds (the "Consideration") relating to the acquisition by Parent of shares of Common Stock of the Company from or controlled by the Partners (the "Shares") shall be deposited into escrow so that the Escrow Agent may carry out the terms and conditions of this Agreement. Simultaneously with the execution hereof the Partners shall give the irrevocable instructions in the form set forth as Exhibit B hereto, incorporated herein by this reference (the "Instructions") to the Paying Agent (as defined in the Restated Merger Agreement) that the Paying Agent shall transfer $6,000,000 in consideration for the Shares to the Escrow Agent in the event that the Partners tender the Shares to Parent pursuant to the Second Amended and Restated Stockholders Agreement dated as of February 23, 1998 between Parent and the Partners (the "Stockholders Agreement"). In the event that (a) the Paying Agent does not obtain Shares sufficient to provide at least $6,000,000 to the Escrow Agent and (b) Parent purchases Shares by exercising the Stock Option (as defined in the Stockholders Agreement), then (1) Paying Agent shall transfer to the Escrow Agent all proceeds from the tendered Shares and (2) Parent shall transfer to the Escrow Agent from the proceeds of the Shares it purchased under the Stock option the difference between $6,000,000 and the sum transferred by the Paying Agent.

         Subject to and in accordance with the terms and conditions hereof, the Escrow Agent shall hold the Consideration in escrow and release amounts therefrom to the Partners and/or Company in accordance with Section 5 hereof (the "Transferees") without further action by the Partners.

         The Escrow Agent agrees to hold the Consideration for the benefit of the Transferees and to invest such Consideration, according to the instructions that follow. Upon the receipt of written instructions from at least two of the Partners, the Escrow Agent shall invest the Consideration in any Merrill Lynch money fund investing in securities with an average maturity of less than two years. Upon the written instructions of at least two of the Partners and the Parent, the Escrow Agent shall otherwise invest the Consideration as such instructions may direct. Any interest and other income resulting from such investments shall be paid out to the Partners each quarter. As and when any amounts invested as above are needed for disbursement as herein provided, the Escrow Agent shall cause a sufficient amount of such investments to be sold or otherwise converted into cash to make such disbursement. The Escrow Agent shall not be held liable for any loss of income due to the liquidation of any investment which the Escrow Agent, in its sole discretion and acting in good faith, believes necessary to make payments or disbursements in accordance with this Agreement.


         5. ESCROW RELEASE INSTRUCTIONS. The Escrow Agent shall make payments of Consideration to the Partners or the Company, as applicable, upon receipt of a letter executed by each of the Partners and the Company (or by an Arbitrator they selected under Section 14(c) below)

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specifying an amount of Consideration that it shall pay in the name of the
Partners and/or the Company.

         6. SCOPE OF UNDERTAKING. The Escrow Agent's duties and responsibilities in connection with this Agreement shall be limited to those set forth in this Agreement. The Escrow Agent is not a principal, participant or beneficiary in any transaction underlying this Agreement. The Escrow Agent shall not be liable for any error in judgment, any act or omission, any mistake of law or fact, or for anything it may do or refrain from doing in accordance with this Agreement, except for its own willful misconduct or negligence. The Escrow Agent may rely on, and shall not be liable for following the Escrow Release Instructions set forth in Section 5 or any other instructions contained in any written notice, instruction or request furnished to it hereunder or pursuant hereto and reasonably believed by it to have been signed or presented by the proper Party or Parties. The Escrow Agent shall be responsible for holding and releasing the Consideration pursuant to this Agreement. Escrow Agent is not responsible or liable in any manner whatsoever for the transaction or transactions requiring or underlying the execution of this Agreement.

         7. INDEMNIFICATION. Each of Parent, Merging Corporation, Company and Partners, jointly and severally, hereby indemnifies the Escrow Agent against, and holds the Escrow Agent harmless from, any and all expenses reasonably suffered or incurred by the Escrow Agent in connection with or arising from or out of this Agreement, except such acts or omissions as may result from any breach of this Agreement by the Escrow Agent or its willful misconduct or negligence.

         8. NOTICES. Any notice or other communication required or permitted to be given under this Agreement by any Party hereto shall be given to all other Parties hereto and shall be considered as properly given if in writing and (a) delivered by hand, (b) mailed by registered or certified mail, return receipt requested and postage prepaid, or (c) sent by telecopier, in each case addressed as follows:

                  If to Parent, to:

                  Prometheus Senior Quarters, LLC
                  c/o Lazard Freres Real Estate Investors, L.L.C.
                  30 Rockefeller Plaza, 63rd Floor
                  New York, New York 10020
                  Attention:        Robert P. Freeman
                                    and Murry N. Gunty

                  Telecopier:       (212) 332-5980
                  Telephone:        (212) 632-6000

                  Copy to:

                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York 10004-1980
                  Attention:        Jonathan L. Mechanic, Esq.
                  Telephone:        (212) 859-8000
                  Telecopier:       (212) 859-4000

                  If to Merging Corporation, to:
                  Prometheus Acquisition Corp.
                  c/o Lazard Freres Real Estate Investors, L.L.C.
                  30 Rockefeller Plaza, 63rd Floor

                  New York, New York 10020
                  Attention:        Robert P. Freeman
                                    and Murry N. Gunty
                  Telecopier:       (212) 332-5980
                  Telephone:        (212) 632-6000

                  Copy to:

                  Jonathan L. Mechanic, Esq.
                  Fried, Frank, Harris, Shriver & Jacobson
                  One New York Plaza
                  New York, New York 10004-1980
                  Telephone:        (212) 859-8000
                  Telecopier:       (212) 859-4000

                  If to any Partner, to:

                  G.W.E. Partnership
                  125 Froehlich Farm Boulevard
                  Woodbury, New York 11797
                  Attention:        Mr. Glenn Kaplan
                  Telephone:        (516) 921-8900
                  Telecopier:       (516) 921-8998

                  Copy to:

                  Arnold J. Levine, Esq.
                  Proskauer Rose LLP
                  1585 Broadway
                  New York, New York 10036-8299
                  Telephone:        (212) 969-3000
                  Telecopier:       (212) 969-2900

                  If to Escrow Agent:

                  Harris Trust and Savings Bank
                  311 West Monroe Street, 14th Floor
                  Chicago, Illinois 60606
                  Attention:        Mr. Palmer Haffner
                  Telephone:        (312) 461-3565
                  Telecopier:       (312) 461-1530

Delivery of any communication given in accordance herewith shall be effective only upon actual receipt thereof by the Party or Parties to whom such communication is directed. Any Party to this Agreement may change the address to which communications hereunder are to be directed by giving written notice to the other Party or Parties hereto in the manner provided in this Section 8.

         9. RESIGNATION OR CHANGE IN ESCROW AGENTS. The Escrow Agent may resign at any time by delivering written notice at least 30 days prior to the date upon which such resignation is to become effective to the Parties, who hereby agree to designate, by a written instrument delivered to the Escrow Agent, a successor Escrow Agent. After the effective date of such resignation, the Escrow Agent shall be under no further obligation to perform any of the duties of the Escrow Agent under the terms of this Agreement other than to deliver the entire amount of Consideration it then holds to a properly designated successor Escrow Agent. Any successor Escrow Agent shall have all of the duties, powers, rights and immunities conferred upon the Escrow Agent hereby. In addition, Parent may elect at any time to transfer the responsibilities of Escrow Agent to the Paying Agent, and Escrow Agent shall cooperate in such transfer of responsibilities.

         10. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to choice of law principles.

         11. ASSIGNMENT. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective heirs, devisees, executors, administrators, personal representatives, successors, assigns, trustees and receivers.

         12. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without rendering the remaining terms of this Agreement invalid or unenforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         13. TERMINATION. This Agreement shall terminate upon (a) release of all of the Consideration in accordance with Section 5 hereof and (b) unless the Escrow Agent shall otherwise elect, full and final payment of all amounts required to be paid to the Escrow Agent hereunder (whether fees, expenses, costs or otherwise); provided, however, that in the event all such amounts required to be paid to the Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 7 hereof shall survive the termination hereof. This Agreement solely creates partial security for the obligations of Partners pursuant to the Ancillary Agreements and does not limit the availability of any remedy available to a Party by law or in equity pursuant to any Ancillary Agreement of the Restated Merger Agreement.

         14.      PROPOSED INSTRUCTIONS AND DISPUTE RESOLUTION.
                  --------------------------------------------

                  (a) The Company and each of the Partners agree that they shall execute a letter or letters to be delivered to the Escrow Agent under Section 5 on the earlier of the date that (i) a Replacement Operator (as defined in the Escrow Side Letter) for each Facility has been installed and approved by the necessary regulatory authorities in accordance with the Escrow Side Letter (in which case all Consideration then in escrow shall be paid to the Partners); (ii) the One Year No Fault Condition of the Escrow Side Letter (as defined in the Escrow Side Letter) has been satisfied; (iii) there is a determination by an Arbitrator that there has been a License Loss Breach (in which case an amount of Consideration determined under Section 14(b), if any, shall be paid to the Company); (iv) is the second (2nd) anniversary of the earlier to occur of the Effective Time or December 31, 1998 if no claim related to a License Loss Breach has been submitted to the Arbitrator prior thereto (in which case all Consideration then in escrow shall be paid to the Partners) or (v) all claims submitted to the Arbitrator by the second (2nd) anniversary of the earlier of the Effective Time or December 31, 1998 have been resolved (in which case an amount of Consideration determined under Section 14(b), if any, shall be paid to the Company and any remaining Consideration shall be paid to the Partners).

                  (b) Any Party (other than the Escrow Agent) may submit escrow release instructions to the other Parties for signature by the Company and all of the Partners, and submission to the Escrow Agent for implementation. If any Party fails to sign escrow release instructions presented to such Party, then the presenting Party may submit such matter to arbitration within fifteen days after such failure. The Arbitrator shall sign the escrow release instructions on behalf of any Party, if he or she determines the escrow release instructions appropriately should have been signed under Section 14(a). If any Party alleges that there has been a License Loss Breach, the Arbitrator shall determine whether there has been such a License Loss Breach and the financial damages caused to Company by the License Loss Breach, based upon calculations of a nationally recognized independent certified public accountant or valuation firm jointly selected by Partners and Parent, or if no such independent valuation firm can be agreed to by the Parties, selected by the

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Arbitrator pursuant to Section 14(c) hereof (the "Accountant"), made on the assumption that any Facility affected by a License Loss Breach would have otherwise continued to be as profitable absent such change in status as it previously had been. The Arbitrator shall determine the amount of Consideration to be transferred to Company to pay for damages from a License Loss Breach, if any, and shall give the Escrow Agent appropriate instructions as to such transfer under Section 5. All claims of a License Loss Breach shall be submitted to the Arbitrator by the second (2nd) anniversary of the Effective Time. After the final claim of License Loss Breach has been resolved, the Arbitrator shall give notice to the Escrow Agent under Section 14(a)(iv).

                  (c) The Arbitrator is authorized to award reasonable fees in whole or in part, to any Party, if the Arbitrator determines that another Party has acted unreasonably in the conduct of the arbitration or in rejecting any settlement proposed by the Arbitrator, and the Parties shall be bound by any such award.

                  (d) Any dispute in connection with or relating to this Agreement shall be submitted to binding arbitration under the auspices and rules of the American Arbitration Association. A neutral arbitrator (the "Arbitrator") shall be jointly chosen by the Parties hereto. If a single, neutral arbitrator cannot be agreed upon by the Parties within ten (10) business days, the Commercial Panel of the American Arbitration Association (the "CPAAA") shall select a single neutral arbitrator as the Arbitrator.

         15. GENERAL. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement and any affidavit, certificate, instrument, agreement or other document required to be provided hereunder (other than the Certificate) may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Unless the context shall otherwise require, the singular shall include the plural and each pronoun in any gender shall include all other genders. This Agreement, or any provision hereof, may be amended, modified, waived or terminated only by written instrument duly signed by the Parties.

         IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the date first above written.

                         PROMETHEUS SENIOR QUARTERS, LLC

                         By:  LF STRATEGIC REALTY
                              INVESTORS II L.P., its Sole Member

                         By:  LAZARD FRERES REAL ESTATE INVESTORS,
                              L.L.C., its General Partner

                         By:  /s/Robert P. Freeman
                              ----------------------------------------
                              Robert P. Freeman
                              Principal

                         PROMETHEUS ACQUISITION CORP.

                         By:  /s/Robert P. Freeman
                              -----------------------------------------
                              Robert P. Freeman
                              President

                         KAPSON SENIOR QUARTERS CORP.

                         By:  /s/Glenn Kaplan
                              -----------------------------------------
                              Name:  Glenn Kaplan
                              Title: Chairman and Chief Executive Officer

                             G.W.E. PARTNERSHIP

                              /s/Glenn Kaplan
                              --------------------------------------
                              Glenn Kaplan

                              /s/Wayne L. Kaplan
                              --------------------------------------
                              Wayne L. Kaplan

                              /s/Evan A. Kaplan
                              --------------------------------------
                              Evan A. Kaplan

                         HARRIS TRUST AND SAVINGS BANK

                         By:  /s/ Palmer Haffner
                              ______________________________________
                              Name: Palmer Haffner

                              Title:

                                  EXHIBIT A TO
                                ESCROW AGREEMENT

The Facilities:

         1. An adult care facility with approximately 149 units, all or most of which will be enriched housing units under construction at the site known as Plainview Plaza Hotel, located at 150 Sunnyside Boulevard, Plainview, New York.

         2. An approximately 200 bed adult care facility known as Senior Quarters, located at 1025 Pleasantville Road, Briarcliff Manor, New York 11797.

         3. An approximately 125 unit, 200 bed adult care facility known as Senior Quarters, located at 345 Northern Boulevard, Albany, New York.

         4. An approximately 79 bed adult care facility known as Town Gate Manor, located at 150 Towngate Road, Rochester, New York 14626.

         5. An approximately 120 bed adult care facility known as Town Gate East, located at 2006 Five Mile Line Road, Penfield, NewYork 14526.

         6. An approximately 144 unit, 166 bed adult care facility, all or most of which will be enriched housing program units currently under construction to be known as Senior Quarters, located at 51 Great Neck Road, Great Neck Plaza, New York 11024.

         7. An approximately 198 bed, 99 unit adult care facility known as Senior Quarters located at 165 Beverly Road, Huntington Station, New York 11746.

         8. An approximately 200 bed adult care facility known as Senior Quarters at East Northport, located at 10 Cheshire Place, East Northport, New York 11731.

         9. An approximately 200 bed adult care facility known a Senior Quarters, located at 168 Red Schoolhouse Road, Chestnut Ridge, New York 10977.

         10. An approximately 200 bed adult care facility known as North Shore Lodge (Senior Quarters) (Centereach I), located at 4089 Nesconset Highway, Centereach, New York 11720.

         11. An approximately 238 bed facility (with a license for 46 enriched housing program beds) known as Greenpoint Senior Living, located at 150 Old Liverpool Road, Liverpool, New York 11797.

         12. An approximately 111 bed facility with approximately 105 enriched housing program beds known as Castle Gardens, located at 1715 Castle Gardens

Road, Vestal, New York 13850 (license pending).

         13. An approximately 90-bed facility known as Senior Quarters Wellspring, located at 140 Washington Avenue Extension, Albany, New York 11203, with a license application pending for 80 enriched housing beds.

         14. Any adult care facility for which any Partner receives an operating certificate prior to the Effective Time or for which a license application is pending at the Effective Time which the Company (or an entity wholly-owned by it) manages.

                                  EXHIBIT B TO
                                ESCROW AGREEMENT

                                  Glenn Kaplan
                                 Wayne L. Kaplan
                                 Evan A. Kaplan
                               G.W.E. Partnership
                          125 Froehlich Farm Boulevard
                            Woodbury, New York 11797

                                                              February 23, 1998

IBJ Schroder Bank & Trust Company
One State Street
New York, New York
ATTN: Securities Processing Window Subcellar One

Dear Sir or Madam:

         By this letter we hereby notify IBJ Schroder Bank & Trust Company (the "Paying Agent") that in the event that we tender to Prometheus Senior Quarters, LLC, a Delaware limited liability company ("Investor") Common Stock of Kapson Senior Quarters Corp. (the "Shares") pursuant to the terms and conditions of a Second Amended and Restated Stockholders Agreement, dated as of February 23, 1998, between Investor and Glenn Kaplan, Wayne L. Kaplan and Evan A. Kaplan, you are instructed to issue $6,000,000 (or such lesser amount of proceeds as are derived from such tender) to Harris Trust and Savings Bank (the "Escrow Agent") at the following address:


               Harris Trust and Savings Bank
               311 West Monroe Street, 14th Floor
               Chicago, Illinois 60606
               Attention: Mr. Palmer Haffner
               Re: Escrow for Kapson Senior Quarters Corp., Glenn Kaplan, Wayne L. Kaplan and Evan A. Kaplan, d/b/a G.W.E. Partnership

         The above instructions regarding the payment of consideration from the Shares are irrevocable. Any remaining proceeds from the Shares may be paid as specified by us herewith or in the future.

         The undersigned will, upon request, execute and deliver any additional documents deemed appropriate or necessary by the Paying Agent in connection herewith.

         The instructions contained herein shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned.

-------------                       --------------------------
Date                                     Glenn Kaplan

-------------                       --------------------------
Date                                     Wayne L. Kaplan

-------------                       --------------------------
Date                                     Evan A. Kaplan


                                       B-2